                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )



Filed by the registrant [ X ]
Filed by a party other than the registrant [   ]
Check the appropriate box:
[   ]  Preliminary proxy statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ X ]  Definitive proxy statement
[   ]  Definitive additional materials
[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               GTS DURATEK, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                      DIANE R. BROWN, CORPORATE SECRETARY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ]  No fee required.
[   ]  Fee computed on the table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11.
(1) Title of each class of securities to which transaction applies:_____________________

(2) Aggregate number of securities to which transaction applies:_____________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filling fee is calculated and state how it was determined):____________________

(4)    Proposed maximum aggregate value of transaction:_______________________

(5)    Total fee paid:_____________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:____________________

(2)    Form, schedule or registration statement no.:______________________

(3)    Filing party:________________________

(4)    Date filed:__________________________

                               GTS DURATEK, INC.
                            10100 Old Columbia Road
                            Columbia, Maryland 21046

                                   _________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 14, 1997



To the Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders of GTS Duratek, Inc. (the "Company") will be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 14th day of May, 1997 at 10:30 a.m., Eastern Standard Daylight Savings Time, for the following purposes:

    1. To elect seven Directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

    2. To approve the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 1997.

    3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

    Holders of record of Common Stock and 8% Cumulative Convertible Redeemable Preferred Stock as of the close of business on March 14, 1997 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                        By Order of the Board of Directors


                                        Diane R. Brown
                                        Secretary

Columbia, Maryland
April 14, 1997

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                               GTS DURATEK, INC.
                            10100 Old Columbia Road
                            Columbia, Maryland 21046
                                    ________

Columbia, Maryland                                                April 14, 1997


                                PROXY STATEMENT

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of GTS Duratek, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 14th day of May, 1997 at 10:30 a.m. Eastern Standard Daylight Savings Time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 14, 1997.

     Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or in person to the Chairman of, or the Inspectors of Election at, the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

     The Proxies in the accompanying form will be voted in accordance with the specifications made thereon and where no specifications are given, such Proxies will be voted FOR the nominees for election as directors named herein, and FOR the approval of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting.

     The terms of the Company's 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), provide that the holders thereof, voting as a separate class, shall have the right to elect a majority of the Company's Board of Directors so long as The Carlyle Group and its affiliates ("Carlyle") own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. The remaining directors shall be elected by the vote of the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), and the Convertible Preferred Stock, voting together as a separate class. With respect to the election of the majority of the Board of Directors by the holders of the Convertible Preferred Stock, voting as a separate class, such directors shall be elected by a plurality of the votes cast by the holders of shares of Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting. In the election of the remaining directors by the holders of the Common Stock and the Convertible Preferred Stock, voting together as a single class, such directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock and Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors. On all other matters, including the approval of the appointment of the Company's independent auditors, a majority of the votes cast at the meeting, with a quorum present, is required to approve the matter. Accordingly, abstentions and broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the matter.

     The solicitation of proxies generally will be by mail and by directors, officers, and regular employees of the Company. In some instances, solicitation may be made by telephone or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses in forwarding such material.


                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on March 14, 1997 consisted of 12,439,151 shares of Common Stock and 160,000 shares of Convertible Preferred Stock. For all matters, each share of Common Stock is entitled to one vote, except that in the election of directors, each share of Common Stock is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. For all matters in which the holders of shares of Convertible Preferred Stock vote with the holders of the Common Stock as a single class, each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of the shares of Common Stock into which such share of Convertible Preferred Stock is convertible. The current number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible is 33-1/3. Accordingly, the outstanding shares of Convertible Preferred Stock represent 5,333,333 votes in the aggregate when voting with the shares of Common Stock as a single class. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of voting stock, representing a majority of the number of votes entitled to be cast.

     Carlyle beneficially owns 150,692 shares of Convertible Preferred Stock outstanding and 2,040,616 shares of Common Stock outstanding, or an aggregate of 40.5% of the outstanding voting securities of the Company. National Patent Development Corporation, a Delaware corporation ("National Patent"), beneficially owns 1,815,972 shares of the outstanding Common Stock, representing 14.6% of the outstanding voting securities of the Company. Carlyle and National Patent have entered into a stockholders' agreement dated as of January 24, 1995 (the "Stockholders' Agreement") whereby each agreed that they would vote the shares of stock beneficially owned by them so that the Company's Board of Directors would be comprised of the Carlyle designees representing a majority of the designees to the Board of Directors, the Company's president and the remaining members designated by National Patent. National Patent has subsequently waived its rights under the Stockholders Agreement to designate members to the Company's Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     On January 24, 1995, the Company issued for $16 million 160,000 shares of Convertible Preferred Stock, and an option (the "Company Option") to purchase up to an additional 1.25 million shares of newly issued Common Stock from the Company at any time prior to January 24, 1999 at $3.75 per share to investment partnerships sponsored and controlled by Carlyle. The Convertible Preferred Stock is convertible into Common Stock at a conversion price of $3 per share.
In addition, as part of this financing transaction (the "Financing Transaction"), Carlyle acquired 1,666,667 shares of Common Stock of the Company owned by National Patent, the Company's largest stockholder, for $3 per share and had the option (the "NPD Option") to purchase up to an additional 500,000 shares of the Company's Common Stock from National Patent at any time prior to January 24, 1996 at an exercise price of $3.75 per share. Carlyle exercised the NPD Option in full on December 22, 1995. Prior to the Financing Transaction, National Patent owned 59.9% of the outstanding shares of Common Stock and was in control of the Company.

     Assuming the conversion of all of the Convertible Preferred Stock into Common Stock, Carlyle would own 40.5% of the Common Stock of the Company, excluding the effects of the exercise of the Company Option and all other outstanding warrants, convertible securities and employee stock options. Assuming the conversion of all of the Convertible Preferred Stock into Common Stock and assuming Carlyle's exercise in full of the portion of the Company Option that it owns (but not the exercise of outstanding warrants, convertible securities and employee stock options), Carlyle would own 44.2% of the Company's Common Stock.

     The terms of the Convertible Preferred Stock provide that the holders of a majority of the Convertible Preferred Stock have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. As part of the Financing Transaction and the sale of the Company's Common Stock from National Patent to Carlyle, the Company, Carlyle and National Patent entered into the Stockholders' Agreement whereby, among other things, National Patent agreed to vote the remaining shares of Common Stock that it owns in favor of the Carlyle designees to the Company's Board of Directors. As a result of the Financing Transaction, Carlyle has the ability, through its stock ownership, the terms of the Convertible Preferred Stock and the terms of the Stockholders' Agreement, to elect a majority of the Company's Board of Directors and effectively control the Company.

     The following table sets forth, at March 14, 1997, the amount and percentage of the Company's outstanding Common Stock and Convertible Preferred Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and officers as a group and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the Company's Common Stock or Convertible Preferred Stock.

                                                  Common Stock                Convertible Preferred Stock
                                          ----------------------------------------------------------------
                                              Number        Percent of        Number          Percent of
                                                of            Class             of               Class
Name                                          Shares       Outstanding        Shares          Outstanding
----                                      ---------------  ------------  ---------------     ------------
Daniel A. D'Aniello                          3,217,894(1)      23.6%       150,692(1)            94.2%
William E. Conway, Jr.                       3,217,894(1)      23.6%       150,692(1)            94.2%
Robert E. Prince                               196,633(2)       1.6%            -                 -
Robert F. Shawver                               95,133(2)       *               -                 -
Earle C. Williams                                5,500          *               -                 -
Steven J. Gilbert                              198,773(3)       1.6%         9,308(3)             5.8%
Admiral James D. Watkins                            -           -               -                 -
George V. McGowan                                   -           -               -                 -
Directors and Executive Officers as a
 Group (11 persons)                          3,776,783(4)      27.0%       160,000              100.0%


Name and Address of Other 5%
Holders of Common Stock or
Convertible Preferred Stock
---------------------------
The Carlyle Group                            3,217,894(5)      23.6%       150,692(6)            94.2%
1001 Pennsylvania Avenue, NW
Washington, DC  20004-2505

National Patent                              1,815,972(7)      14.6%            -                 -
Development Corp.
9 West 57th Street, Suite 4170
New York, NY  10019

BNFL Inc.                                    1,381,575(8)      10.0%            -                 -
9302 Lee Highway, Suite 950
Fairfax, VA  22031

Soros Capital Offshore                         198,773(9)       1.6%         9,308                5.8%
Partners LDC
c/o Coutts & Co. (Cayman) Limited
West Bay Road, George Town
Grand Cayman, Cayman Islands
British West Indies
-----------

* The number of shares owned is less than one percent of the outstanding shares of Common Stock.

(1) Messrs. D'Aniello and Conway are each Managing Directors of Carlyle and, as a result, may be deemed to beneficially own the shares of Common Stock and Convertible Preferred Stock beneficially owned by Carlyle. However, Messrs. D'Aniello and Conway disclaim beneficial ownership of such shares.

(2) Includes options to purchase 158,333 and 82,333 shares of Common Stock for Messrs. Prince and Shawver, respectively, which are exercisable within 60 days.

(3) Mr. Gilbert is the managing general partner of the majority owner of Soros Capital Offshore Partners LDC ("Soros Capital"), and, as a result, may be deemed to beneficially own the shares of Common Stock and Convertible Preferred Stock owned by Soros Capital.

(4) Includes 1,534,616 shares that may be issued upon the exercise of options and warrants outstanding and beneficially owned by the executive officers and directors as a group.

(5) Represents (i) 2,040,616 shares of Common Stock purchased from National Patent in the Financing Transaction and upon the exercise of the NPD Option and
(ii) 1,177,278 shares of Common Stock which may be acquired upon the exercise of a presently exercisable option held by Carlyle. Does not include shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. The shares of Convertible Preferred Stock are convertible into 5,023,066 shares of Common Stock. Assuming the conversion of the Convertible Preferred Stock into Common Stock, Carlyle would own 8,240,960 shares of Common Stock or 44.2% of the Common Stock. In all instances, the shares are owned by partnerships sponsored and controlled by Carlyle.

(6) Represents shares of Convertible Preferred Stock acquired by Carlyle in the Financing Transaction. In all instances, the shares are owned by partnerships sponsored and controlled by Carlyle.

(7) National Patent has granted to certain of its officers, directors and employees, options which are presently exercisable at an average price of $1.94 per share, to purchase 364,750 shares of the Company's Common Stock owned by it. If all of the options were exercised, National Patent would own 1,451,222 shares of Common Stock of the Company (11.7%).

(8) Represents shares of Common Stock issuable upon the conversion of the convertible debenture issued by the Company to BNFL Inc. on November 7, 1995 for $10 million.

(9) Represents (i) 126,051 shares of Common Stock held by Soros Capital and (ii) 72,722 shares of Common Stock which may be acquired upon the exercise of a presently exercisable option held by Soros Capital. These securities and the shares of Convertible Preferred Stock were acquired from Carlyle.

                             ELECTION OF DIRECTORS

      Seven directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. It is intended that the Proxies will be voted for the following nominees, but the holders of the Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, age, position with the Company, the year in which first elected a director of the Company, principal occupation and certain other information concerning each of the nominees.

      The terms of the Convertible Preferred Stock provide that the holders thereof voting as a separate class, have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. Messrs. D'Aniello, Conway, Williams and Gilbert are the designees of the holders of the Convertible Preferred Stock to the Company's Board of Directors. The remaining directors shall be elected by the vote of the holders of the Common Stock and the Convertible Preferred Stock voting together as a single class. In addition, Carlyle and National Patent have entered into the Stockholders' Agreement whereby each agreed that they would vote the shares of stock beneficially owned by them so that the Company's Board of Directors would be comprised of the Carlyle designees representing a majority of the designees to the Board of Directors, the Company's president and the remaining members designated by National Patent. National Patent has subsequently waived its right under the Stockholder's Agreement to designate members to the Company's Board of Directors.

Convertible Preferred Stock Designees
-------------------------------------

      Daniel A. D'Aniello, 50, has been Chairman of the Board and a director of the Company since January 1995. He has been a Managing Director for Carlyle, a Washington, D.C. based private merchant bank, since 1987. Mr. D'Aniello was Vice President, Finance and Development for Marriott Corporation, a hospitality company, from 1981 to 1987. He currently serves on the Board of Directors for Baker & Taylor, Inc., CB Commercial Real Estate Group, Inc., Elgar Electronics Corp., and Pharmaceutical Research Associates. Mr. D'Aniello is a magna cum laude graduate of Syracuse University, where he was a member of Beta Gamma Sigma, and a graduate of the Harvard Business School, where he was a Teagle Foundation Fellow.

      William E. Conway, Jr., 47, has been a director of the Company since January 1995. He has been a Managing Director of Carlyle since 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications, an international telecommunications company, from 1984 to 1987. He currently serves on the Board of Directors for BDM International, Inc., Tracor, Inc., Nextel Communications, Inc., and several privately held companies controlled by Carlyle. Mr. Conway received his Bachelor of Arts with a concentration in Economics at Dartmouth College and his Masters of Business Administration in Finance at the University of Chicago.

      Earle C. Williams, 67, has been a director of the Company since January 1995. He has served on the Board of Directors of BDM International, Inc. since 1972 and was the President and Chief Executive Officer of that company from 1972 until 1992. Mr. Williams also serves on the Board of Directors of the following companies, Gamma-A Technologies, Inc., and The Parsons Corporation.

      Steven J. Gilbert, 49, has been a director of the Company since January 1995. Mr. Gilbert currently serves as Chairman of Gilbert Global Equity Partners, L.P. since 1997. Mr. Gilbert also serves as Managing General Partner of Soros Capital, L.P. from 1991 to present. Mr. Gilbert is also the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment fund, and was Managing General Partner until 1988 of Chemical Venture Partners, which he founded in 1984. He is also a director of the Asian Infrastructure Fund Ltd., NFO Research, Inc., Peregrine Indonesia Fund Limited, Terra Nova (Bermuda) Holdings Limited, Sydney Harbour Casino Holdings, Ltd., Digicon, Inc., and UroMed Corporation.

Remaining Nominees
------------------

      Admiral James D. Watkins, 70, has been a director of the Company since April 1997. Admiral Watkins has been the President of the Joint Oceanographic Institutions, Inc. since 1993 and President of the Consortium Oceanographic Research and Education since 1994. Admiral Watkins was appointed Chief of Naval Operations in 1982 by President Reagan and served as Secretary of Energy under President Bush from 1989 to 1993. Admiral Watkins currently serves as a trustee to the Carnegie Corporation of New York and currently serves as a director of Southern California Edison Company, IT Corporation and he is also a member of the Committee for Economic Development.

      George V. McGowan, 68, has been a director of the Company since April 1997. Mr. McGowan served as Chairman of the Board and Chief Executive Officer of Baltimore Gas and Electric Company and Chairman of the Board of Constellation Holdings, Inc., from 1988 to 1992. Mr. McGowan currently serves as a director of Baltimore Gas and Electric Company, The Baltimore Life Insurance Company, Life of Maryland, Inc., McCormick & Company, Inc., NationsBank, N.A., and UNC Incorporated. Mr. McGowan currently serves as Chairman of the Executive Committee of Baltimore Gas and Electric and is and a member of the Committee on Nuclear Power.

      Robert E. Prince, 50, has been President and Chief Executive Officer of the Company since 1990 and a director since 1991. He founded General Technical Services, Inc., the predecessor to the Company, in October 1984 and was President and Chief Executive Officer from 1987 to 1990. Mr. Prince, a graduate of the U.S. Naval Academy, served as an officer on nuclear submarines. He also has a Masters in Business Administration from the Wharton School of Finance of the University of Pennsylvania. Mr. Prince is a certified naval nuclear engineer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

      During 1996 there were five meetings of the Board of Directors of the Company. Each director attended at least 75% of the combined total number of meetings of the Board and the Board committees of which he was a member. The Board of Directors of the Company has an Executive Committee, Compensation Committee and Audit Committee.

      The Executive Committee, currently consisting of Daniel A. D'Aniello, Chairman, William E. Conway, Jr., and Robert E. Prince, meets on call and has authority to act on most matters during the intervals between Board meetings. The Executive Committee formally did not act in 1996.

      The Compensation Committee, currently consisting of William E. Conway, Jr., Chairman, and Daniel A. D'Aniello, establishes the compensation for the executive officers of the Company, generally reviews benefits and compensation for all of the Company's officers, and administers the Company's Stock Option Plan. The Compensation Committee met twice in 1996.

      The Audit Committee, currently consisting of Earle C. Williams, Chairman and Steven J. Gilbert, reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board of Directors the appointment of the independent certified public accountants, subject to the ratification by the stockholders at the Annual Meeting, to serve as auditors for the following year in examining the corporate accounts of the Company. The Audit Committee met once in 1996.

COMPENSATION OF DIRECTORS

      For 1996, Mr. Earle C. Williams received $10,000 for his service on the Board of Directors and on the Audit Committee. No other director received any compensation for his service on the Board of Directors or any committees thereof during 1996. During 1997, Admiral Watkins, Mr. McGowan and Mr. Williams will each receive a total of $20,000 for their service on the Board of Directors.

                         EXECUTIVE OFFICER COMPENSATION

      The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the chief executive officer and the next most highly compensated executive officer of the Company. No other executive officer received salary and bonus during 1996 in excess of $100,000. No stock appreciation rights ("SARs") were granted during 1996 nor have any SARs been granted at any time in prior years.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                            ANNUAL                                COMPENSATION
                                         COMPENSATION(1)                             AWARDS
                                  --------------------------------------------------------------------------
                                                                                                  SECURITIES
                                                                                                  UNDERLYING
                                                                          RESTRICTED               OPTIONS          ALL OTHER
                                                                            STOCK                  GRANTED         COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR    SALARY $        BONUS $         AWARD(S) ($)               (#)             (2) ($)
                                  ----    --------        -------         ------------            ----------      ------------
Robert E. Prince                  1996    202,000            -               -                        -           4,862
President and Chief Executive     1995    200,000         16,000             -                        -           2,488
Officer                           1994    175,000            -               -                    340,000(3)      1,617

Robert F. Shawver                 1996    145,600          3,200             -                        -           5,366
Executive Vice President and      1995    140,000          8,400             -                        -           2,992
Chief Financial Officer           1994    110,000            -               -                    127,000(3)      1,925

C. Paul Deltete(4)                1996    130,000          2,850             -                     65,000(5)      1,622
Senior Vice President             1995    116,100            -               -                         -            -
                                  1994    106,100            -               -                         -            -

(1) No executive officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 1995 in the Summary Compensation Table.
(2) Consists of Company matching contributions to the Company's 401(k) Savings Plan.
(3) Represents options to purchase Common Stock that were granted to Messrs. Prince and Shawver on December 13, 1994. The options granted to each of Messrs. Prince and Shawver become exercisable in three equal annual installments commencing December 13, 1996.
(4)     Mr. Deltete joined the Company January 16, 1996.
(5) Represents options to purchase Common Stock that were granted to Mr. Deltete on January 16, 1996. The options granted become exercisable in four equal installments commencing January 16, 1997.

OPTIONS GRANTED IN LAST FISCAL YEAR

        The following table sets forth certain information relating to options granted in 1996 to purchase shares of Common Stock of the Company.

                                                                                         Potential Realizable Value at
                                                                                            Assumed Annual Rates of
                                                                                          Stock Price Appreciation for
                                                                                                Option Term (3)
                                                                                        -------------------------------
                Number of
                Securities              Percent of      Exercise or
                Underlying              Total Options   Base Price
                Options                 Granted in      (Per            Expiration
Name            Granted (#)             Fiscal Year     Share) (1)      Date            0% (2)          5%        10%
----            ------------            -------------   -----------     ----------      -------       -------   -------
C. Paul Deltete     65,000                84.4%          12.75          1/16/01          $16,250       249,600   532,350

The 5% and 10% assume rates of stock appreciation used to calculate potential gains to optionees are mandated by the rules of the Securities and Exchange Commission.

(1)  Options were granted at 100% of fair market value on the date of the grant.

(2) Optionees will not realize value under their 1996 option grants without a stock price appreciation which will benefit all stockholders.

(3) These dollar amounts are the result of calculations of assumed annual rates of stock price appreciation from January 16, 1996 (the date of the grant of the option awards) to January 16, 2001 (the date of the expiration of such options) of 0%, 5%, and 10%, the latter two assume rates being required under the rules of the Securities and Exchange Commission. Based on these assumed annual rates of stock price appreciation of 0%, 5%, and 10%, respectively, the Company's stock price at January 16, 2001 is projected to be $13.00, $16.59, and $20.94, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. Indeed, the Company's stock price may increase or decrease in value over the time period set forth above. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES TABLE

        The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1996 for the executive officers whose compensation is reported in the Summary Compensation Table.

                          AGGREGATED OPTION EXERCISES
                    DURING 1996 AND YEAR-END OPTION VALUES

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised             In the
                                                         Options at             Money Options at
                     Shares                          December 31, 1996        December 31, 1996(1)
                   Acquired on        Value             Exercisable/              Exercisable/
Name               Exercise (#)    Realized ($)        Unexercisable             Unexercisable
----               ------------    ------------    ----------------------    ----------------------
Robert E. Prince         40,000         633,375           158,333/226,667     $1,504,164/$2,153,337

Robert F. Shawver        12,500         202,813             82,383/84,667     $    782,165/$804,337

C. Paul Deltete              -               -              16,250/48,750     $       4,063/$12,188

(1) Calculated based on the closing price of the Company's Common Stock ($13.00) as reported by Nasdaq National Market on December 31,1996. An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 1996, and all of the value shown reflects stock price appreciation since the granting of the option.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

        In connection with the closing of the Financing Transaction, the Company entered into employment agreements with Messrs. Prince and Shawver. Under the terms of the employment agreement between the Company and Mr. Prince, he will hold the offices of President, Chief Executive Officer and will serve as a member of the Board of Directors. As compensation for his services, Mr. Prince will receive an initial base salary of $200,000 per annum. The employment agreement between the Company and Mr. Shawver provides that he will hold the offices of Executive Vice President and Chief Financial Officer and will receive an initial base salary of $140,000 per annum. Increases in the base salaries of Messrs. Prince and Shawver may be upwardly adjusted by the Compensation Committee in its discretion. In January 1996, the Company entered into an employment agreement with Mr. Deltete. Under the terms of the employment agreement between the Company and Mr. Deltete, he will hold the office of Senior Vice President of Operations and will receive an initial base salary of $130,000 per annum. Increases in the base salary may be upwardly adjusted by the Compensation Committee in its discretion. The agreements with Messrs. Prince, Shawver, and Deltete provide that the Compensation Committee shall consider in good faith the amount of bonus which each may receive and the amount of such bonus shall be determined with reference to the performance of each executive and the performance and results of operations of the Company.

        The agreements may be terminated by the Company (i) upon the long-term disability of the employee, (ii) upon the employee's death, (iii) for cause or for good reason (each as defined in the agreements), or (iv) upon six months notice to the employee. Messrs. Prince or Shawver may terminate their employment agreements under certain circumstances upon six months notice. If the agreements are not terminated, they shall terminate upon the third anniversary from the date of the agreements, provided that if neither party has given a notice to the other not to extend the agreement, such employment agreements will be automatically extended, on a day-by-day basis, to a date which is six months after the date on which a notice not to extend is first given. Pursuant to these agreements, if employment is terminated prior to the third anniversary date of the agreement, under certain circumstances, the employee may receive his base salary at the rate then in effect and certain benefits for up to one year from the date of termination.

        Under the terms of these agreements, if the employee is terminated for good reason or without cause upon the discretion of the Company or the employee resigns with justification and such termination occurs within one year of a "change of control" of the Company, the Company shall pay to the employee all compensation, at the rate then in effect, through the date of such termination, the base salary of the employee, then in effect, for a period of one year from the date of termination and will maintain certain employee benefits for a period of one year from the date of termination. As defined in the employment agreements of Messrs. Prince and Shawver, a "change of control" occurs when Carlyle ceases to be owner of twenty percent (20%) of the Company's voting securities and the designees of Carlyle to the Company's Board of Directors shall cease to represent a majority of the Board of Directors.

        The employment agreements also contain certain non-competition provisions prohibiting the employees, for certain periods of time, from engaging in, or being employed by, businesses that derive revenues from vitrification or remediation of any form of waste or derive revenues from the remediation of any form of wastes that then accounts for at least ten percent (10%) of the revenues of the Company's technology group irrespective of the remediation technology being used.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for establishing the compensation for the executive officers of the Company, reviewing benefits and compensation for all of the Company's officers and administering the Company's Stock Option Plan. The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interest of the key executives with those of stockholders. The Compensation Committee reviews the financial performance and increases to stockholder value annually and adjusts the compensation of key executives based on the improvements achieved.

        The executive compensation program is viewed in total considering all of the component parts, which include base salary, bonus and long-term incentive compensation in the form of restricted stock awards and stock options. In evaluating the performance and setting the incentive compensation of the executive officers, particularly Messrs. Prince and Shawver, the Compensation Committee considered, in the aggregate, the following factors: (i) the successful completion of the secondary stock offering raising over $43 million to expand the business; (ii) the award of significant DOE contracts for the Hanford and Idaho projects; and (iii) the Company's results of operations for 1996 including the 10% increase in revenues and the 41% increase in net income before preferred stock dividends. No specific weight was assigned to any particular factor.

        The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1996, the Company also made a matching contribution for those participants to the Company's 401(k) Savings Plan.

        Mr. Prince's 1996 Compensation. In connection with the closing of the Financing Transaction with Carlyle on January 24, 1995, the Company entered into an employment agreement with Mr. Prince. Accordingly, Mr. Prince's 1996 compensation was largely determined by the terms of that employment agreement. The terms of the Mr. Prince's employment agreement provide for a base salary of $200,000 per annum, subject to annual increases in the discretion of the compensation committee, and a bonus determined in good faith by the Compensation Committee determined with reference to the performance of Mr. Prince and the performance and results of operations of the Company. The Compensation Committee elected not to award any bonus, or grant any additional stock options or restricted stock to Mr. Prince in 1996 in light of the significant award of stock options granted to him at the end of 1994.

        Compensation of other Executive Officers and Employees. Similarly, Mr. Shawver's 1996 compensation was determined largely based on the employment agreement that the Company entered into with him at the time of the Financing Transaction. The Compensation Committee's determination of Mr. Shawver's bonus was also based on the factors cited above as well as his responsibilities as the Company's principal financial officer. The Compensation Committee elected not to grant any additional stock options or restricted stock to Mr. Shawver in 1996 in light of the significant award of stock options granted to him at the end of 1994. Mr. Deltete's 1996 salary was determined largely based on the employment agreement that the Company entered into with him at the time of his employment in January 1996. The Compensation Committee's determination of Mr. Deltete's bonus was also based on the factors cited above as well as his responsibilities as the Company's senior vice president of operations. The Compensation Committee elected to grant stock options as a part of his initial employment contract.

        For the other executive officers and employees of the Company, the cash component of their 1996 compensation was maintained generally at the same levels as the prior year. The Compensation Committee continuously reviews the compensation policies of the Company to attract, retain and provide appropriate incentives for the highest quality professional personnel in order to maintain the Company's competitive position in the environmental technology and services industries, and thereby seek to provide for the long-term success of the Company and the interests of its stockholders.

        The Securities and Exchange Commission requires Compensation Committees of public companies, or other committees performing similar functions, to state their compensation policies with respect to the federal income tax laws that limit to $1 million the deductibility of compensation paid to executive officers named in the proxy statement of such companies. In light of the current level of compensation for the Company's named executive officers, the Compensation Committee has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.

                                        William E. Conway, Jr. (Chairman)
                                        Daniel A. D'Aniello

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1996, Messrs. Conway and D'Aniello served as members of the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or a board committee member of the Company.


PERFORMANCE GRAPH

As part of the proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total stockholder return on its Common Stock with that of a broad equity market index and either a published industry index or a company-constructed peer group index. The following graph compares the performance of the Company's Common Stock for the periods indicated with the performance of the CRSP Index for the Nasdaq Stock Market (non-financial) and the Pollution Control Industry Group compiled by Research Data Group (which includes all companies with primary SIC codes 4950, 4953 and 4955 whose stock has been publicly-traded for all of 1996). The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and the reinvestment of dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG GTS DURATEK, INC., THE NASDAQ NON-FINANCIAL INDEX
                               AND A PEER GROUP

                                 (In Dollars)

                        12/91    12/92    12/93    12/94    12/95    12/96
                        -----    -----    -----    -----    -----    -----
GTS Duratek, Inc.        100      127      168      145      518      473
Peer Group               100       99       74       71       84       96
NASDAQ Non-Financial     100      109      126      121      169      206

*100 INVESTED ON 12/31/91 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.

                             CERTAIN TRANSACTIONS


        On November 7, 1995, the Company and BNFL Inc. ("BNFL") entered into a strategic alliance to jointly pursue up to five major United States Department of Energy ("DOE") waste treatment projects. The terms of the strategic alliance provide that BNFL pays to the Company a fee of $1.0 million each time the two companies agree to exclusively pursue a waste treatment project together. Upon execution of the strategic alliance agreement, the Company received the $1.0 million fee for its agreement to pursue the DOE's Hanford, Washington project exclusively with BNFL. During 1996, the Company received $2.0 million for its agreement to exclusively team on two DOE waste treatment projects. As part of the strategic alliance, BNFL invested $10.0 million in the Company in the form of a convertible debenture. The debenture accrues non-cash interest during the first five years at the one-year London Interbank Offered Rate (LIBOR) and is convertible at the option of BNFL into 1,381,575 shares of the Company's Common Stock prior to November 7, 2000. If the debenture is not converted or extended, the Company must repay principal and installments over the five-year period beginning on November 8, 2000. BNFL also agreed to provide the Company with research and development funding of at least $500,000 per year over the next five years. The two parties will mutually agree on how the Company will retain the rights to the vitrification processes that it develops through this funding. The Company has agreed as part of the strategic alliance to sublicense its radioactive waste vitrification technologies to BNFL for use only in the United Kingdom. See "Security Ownership of Certain Beneficial Owners and Management."

        During 1996, the Company advanced loans of $394,198 and $287,341 to Mr. Prince and Mr. Shawver, respectively. The loans bear interest at market rates and are due by December 31, 1997.


            RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

        The affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote will be required to approve the amendments to the Plan. On this matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.


          APPROVAL OF SELECTION OF KPMG PEAT MARWICK LLP AS AUDITORS

        The Board of Directors has selected KPMG Peat Marwick LLP to audit the accounts of the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. KPMG Peat Marwick LLP has audited the accounts of the Company since 1987. The Delaware General Corporation Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statements to the stockholders, the Board of

Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the familiarity of KPMG Peat Marwick LLP with the Company's financial and other affairs acquired during its previous service as auditors for the Company.

        A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.



                             STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the 1998 annual meeting of stockholders must be received by the Company for inclusion in the Company's proxy statement and proxy relating to that meeting no later than December 19, 1997 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.


                                 OTHER MATTERS

        The Board of Directors of the Company knows of no other matters to be presented for action at the meeting other than that mentioned above. However, if any matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

PROXY                                                            PROXY

                               GTS DURATEK, INC.
                            10100 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         PROXY FOR COMMON STOCKHOLDERS

 Revoking any such prior appointment, the undersigned hereby appoints Robert E. Prince and Daniel A. D'Aniello and each of them, attorneys and agents, with power of substitution, to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of GTS Duratek, Inc., to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on Wednesday, May 14, 1997 at 10:30 a.m., and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

 The Board of Directors Recommends a vote "FOR" all nominees in Item 1 and "FOR" Item 2.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)

                               GTS DURATEK, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [ ]

1. ELECTION of the following Nominees as Directors: Admiral James D. Watkins, George V. McGowan, and Robert E. Prince.

                                                        For All
                For             Withheld                Except

                [ ]                [ ]                    [ ]

2. Appointment of KPMG Peat Marwick LLP as auditors of the Company for the year ending December 31, 1997.

                For              Against                Abstain

                [ ]                [ ]                    [ ]

3. Upon any other matters which may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted FOR the election of Directors, FOR the selection of KPMG Peat Marwick LLP as auditors, and on any other matters in accordance with the discretion of the named attorneys and agents, if no instructions to the contrary are indicated on the reverse side hereof.

The undersigned hereby acknowledges receipt of a copy of the Company's 1996 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.


                                       Dated: _________________________, 1997

                                       Signature(s): ________________________


                                       ______________________________________

                                       Title or Authority: __________________

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly each shareholder named should sign.